Exhibit 99.1

NEWS RELEASE TRANSMITTED BY Marketwire

FOR:	ATLANTIC POWER CORPORATION

SYMBOL:	TSX: ATP; NYSE: AT

August 9, 2010

Atlantic Power Corporation Announces Second Quarter 2010 Results and Improved Long-Term Dividend Guidance

BOSTON, MASSACHUSETTS — Atlantic Power Corporation (TSX: ATP, ATP.DB, ATP.DB.A; NYSE: AT) (the “Company”) today announced its results for the three and six months ended June 30, 2010.  All amounts are in U.S. dollars unless otherwise indicated.

Highlights

•                  NYSE dual-listing completed

•                  Acquisition of an interest in first wind power project

•                  Extending minimum dividend sustainability guidance from 2015 to 2016

•                  Full year 2010 payout ratio guidance confirmed at approximately 100%

•                  2011 payout ratio guidance improved to range of 80% to 90%

“Our year-to-date results and outlook for the balance of the year are improved and allowed us to raise our previous full year 2010 guidance,” commented Barry Welch, President and CEO.  “We have recently completed several important initiatives, including the acquisition of an interest in our first wind power project and our dual listing on the New York Stock Exchange.  In addition, we have improved our long-term guidance to indicate that cash on hand and projected cash flows from existing projects, including our recent acquisition of an interest in Idaho Wind, is sufficient to maintain the current level of dividends to common shareholders into 2016, before considering any positive impact from further potential acquisitions or organic growth opportunities.”

Operating Performance

Adjusted EBITDA at the Projects, including earnings from equity investments, increased by $4.5 million to $38.5 million for the quarter ended June 30, 2010 compared to $34.0 million for the same period last year. The change is in line with management’s expectations. The primary driver of the increase was improved Project Adjusted EBITDA at the Chambers project, which had a major planned outage in the second quarter of 2009.  Due primarily to that outage and lower operating margins in 2009, the terms of Chambers’ non-recourse project-level debt agreements are currently restricting the project from making cash distributions to us.  We expect distributions from Chambers to resume in 2011.

For the six months ended June 30, 2010, Adjusted Project EBITDA, including earnings from equity investments, increased by $2.3 million to $77.3 million from $75.0 million in the 2009 year-to-date period.  In addition to the increase in Project Adjusted EBITDA at Chambers described above, the six-month period was affected by the following factors:

•                  increased EBITDA at Auburndale due to increased contractual capacity payments under the project’s power purchase agreement;

•                  the absence of EBITDA at Rumford in 2010 as the contract that provided substantially all of the project’s cash flow expired in the fourth quarter 2009; and

•                  decreased EBITDA at Lake attributable to higher fuel expense due to natural gas purchases at higher prices than those under the supply contract that expired in June 2009. We have a hedging strategy to mitigate its future exposure to changes in natural gas prices.

Cash Available for Distribution

For the three and six months ended June 30, 2010, Cash Available for Distribution decreased by $7.6 million and $13.9 million compared to the respective periods in 2009, in line with prior guidance.  The decrease is due, in part, to lower distributions in 2010 from our Orlando project and no distributions from our Selkirk project, both of which are equity investments.  The decrease in distributions from Orlando was the result of a one-time receipt of insurance proceeds in 2009 related to an unplanned outage that occurred in 2008.  The Selkirk project is currently not making distributions to partners as a result of restrictions in its non-recourse project-level debt.  As previously disclosed, we expect to resume receiving distributions from Selkirk in 2011.  An increase in corporate general administrative expenses of $2.5 million, which is primarily attributable to higher employee share-based compensation costs, due to increases in the market price of our common shares, and the cost of our initial U.S. listing, also reduced operating cash flow in the six months ended June 30, 2010 compared to the first half of 2009.

The payout ratio for the three and six month periods ended June 30, 2010 is significantly higher than our expected payout ratio for the full year 2010 of approximately 100%.  Timing differences in operating cash flows, including expected cash tax refunds, and advance purchases of property, plant and equipment are the primary contributors to the higher payout ratios for the first half of 2010.  Approximately $9 million of net cash tax refunds are expected in the second half of 2010 compared to approximately $1 million of net cash tax payments in the first half of the year.  Also, our projects typically generate more operating cash flow in the second half of the year, particularly in the third quarter, due to the seasonality of electricity demand.  In addition, purchases of property, plant and equipment for planned maintenance at certain projects were higher in the first half of the year due to the advance procurement of capital property that will be installed in the fall, which is the typical time for planned maintenance due to lower electricity demand and prices related to milder weather at that time of the year.

From an overall cash flow perspective, we also expect to receive $2.5 million of proceeds from the sale of our interest in the Rumford project before the end of 2010 and approximately $3 million to $4 million in distributions of restricted cash from our projects as a result of more efficient management of project working capital.  However, both the proceeds from Rumford and the restricted cash releases are classified as cash flows from investing activities in our consolidated statements of cash flows.  Because only operating cash flows are included in the definition of cash available for distribution, these positive investing cash inflows will not be reflected as an increase in cash available for distribution or as a benefit to the presentation of the payout ratio.

Recent Developments

In April 2010, we filed an initial registration statement on Form 10 with the U.S. Securities and Exchange Commission. Our registration statement was declared effective on July 21, 2010 and our common shares began trading on the New York Stock Exchange on July 23, 2010. Beginning with the first quarter 2010, we began reporting under U.S. GAAP. Amounts reported in previous periods under Canadian GAAP have been conformed to U.S. GAAP in this news release and in our current period securities filings.

In April 2010, we invested an additional $0.8 million in Rollcast to bring our total ownership interest to 60%. During the second quarter of 2010, Rollcast executed an engagement letter and term sheet with two banks to co-arrange debt financing and also entered into a construction agreement for its first 50 MW biomass project in Barnesville, Georgia.

On July 2, 2010, we acquired a 27.6% equity interest in Idaho Wind Partners 1, LLC for approximately $40 million. Idaho Wind recently commenced construction of a 183 MW wind power project located near Twin Falls, Idaho, which is expected to be completed in late 2010 or early 2011. Idaho Wind has 20-year power purchase agreements with Idaho Power Company, which increases the average power contract life at our plants by nearly 10%.  Our investment in Idaho Wind was funded with cash on hand and a $20 million borrowing under our senior credit facility.  Upon completion of construction, we expect Idaho Wind to provide after-tax cash flows to us of $4.5 million to $5.5 million for each full year of operations.

Guidance

Based on management’s projections, cash on hand and projected cash flows from existing projects are sufficient to meet the current level of dividends to common shareholders into 2016 before considering any positive impact from further potential acquisitions or organic growth opportunities.  This time horizon has been extended from our previous guidance that such dividends could be continued into 2015.  The updated guidance is based on improvements in our most recent long-term cash flow projections from our existing assets, as well as the anticipated cash flows from our recent Idaho Wind acquisition.

Based on year-to-date results and the Company’s projections for the remainder of the year, we expect to receive distributions from our projects in the range of $75 million to $80 million for the full year 2010. This range represents an increase from our previous guidance range of $70 million to $77 million for current year project distributions.  The improvement is primarily attributable to stronger than expected operating and financial performance at our plants in Florida, as well as higher expected distributions from Path 15 due to a one-time permanent improvement in the timing of revenue collections.

At the corporate level, management expects a net cash tax refund in 2010 in the range of $7 million to $9 million compared to insignificant net cash taxes in 2009. Included in 2010 corporate-level costs will be the $5 million payment under the previously disclosed terms of our management agreement termination with Atlantic Power Management, LLC, down from the $6 million payment in 2009.

Looking ahead to 2011, management expects overall levels of cash flow to improve and projects a payout ratio in the range of 80% to 90%, an improvement from our previous guidance of approximately 100%.  In 2011, higher distributions from existing projects, initial distributions from

Idaho Wind and a slightly lower payment under the management agreement termination are expected to be partially offset by the non-recurrence of the cash tax refunds that are anticipated in 2010. In 2012, higher distributions from projects are expected to further increase operating cash flow and reduce the payout ratio compared to 2011. The most significant factor in the expected higher operating cash flow in 2012 is increased distributions from Selkirk following the final payment of its non-recourse project-level debt in mid-2012.

The calculation of Cash Available for Distribution and a summary of Adjusted EBITDA by individual project for the three and six months ended June 30, 2010 are attached to this news release.

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Wednesday, August 11, 2010 at 10:00 AM ET.  The telephone numbers for the conference call are: Local/International: (416) 849-2698, North American Toll Free: (866) 400-2270.  The Conference Call will also be broadcast over Atlantic Power’s website at www.atlanticpower.com. Please call or log in 10 minutes prior to the call. The telephone numbers to listen to the conference call after it is completed (Instant Replay) are Local/International: (416) 915-1035, North American Toll Free (866) 245-6755. Please enter the passcode 533680# when instructed. The conference call will also be archived on Atlantic Power’s web site.

About Atlantic Power

Atlantic Power Corporation is an independent power producer, with power projects located in major markets in the United States. Our current portfolio consists of interests in 12 operational power generation projects across eight states, one wind project under construction in Idaho, a 500 kilovolt 84-mile electric transmission line located in California, and six development projects in five states. Our power generation projects in operation have an aggregate gross electric generation capacity of approximately 1,823 megawatts (or “MW”), in which our ownership interest is approximately 808 MW.

For further information please contact:

Atlantic Power Corporation

Patrick Welch

(617) 977-2700

info@atlanticpower.com

www.atlanticpower.com

*	*	*	*	*

Forward-looking Statements

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of our Company and our projects.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  The expectation that the Company’s cash on hand and projected future cash flows from existing projects will be adequate to meet the current level of dividends to shareholders into 2016 without additional acquisitions or growth opportunities;

•                  The amount of distributions expected to be received from the projects for the full year 2010;

•                  The expectation that the payout ratio in 2011 will be in the range of 80% to 90% and that further improvements in cash flow and payout ratio are expected in 2012;

•                  The expectation that we will begin to receive distributions from our investment in Idaho Wind in 2011 and the level of after-tax cash flows from Idaho Wind in each complete year of operations following construction; and

•                  The expectation that distributions from the Selkirk and Chambers projects will resume in 2011.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” in the Company’s registration statement on Form 10, as filed with the Securities and Exchange Commission on July 21, 2010, for a detailed discussion of the risks and uncertainties affecting our Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Consolidated Balance Sheets (in thousands of U.S. dollars)

	June 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$63,314	$49,850
Restricted cash	14,579	14,859
Accounts receivable	18,433	17,480
Current portion of derivative instruments asset	4,251	5,619
Prepayments, supplies and other	4,019	3,019
Deferred income taxes	15,106	17,887
Refundable income taxes	10,588	10,552
Total current assets	130,290	119,266

Property, plant and equipment, net	189,916	193,822
Transmission system rights	192,059	195,984
Equity investments in unconsolidated affiliates	259,443	259,230
Other intangible assets, net	64,810	71,770
Goodwill	12,453	8,918
Derivative instruments asset	7,952	14,289
Other assets	5,602	6,297
Total assets	$862,525	$869,576

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$18,513	$21,661
Revolving credit facility	20,000	—
Current portion of long-term debt	18,330	18,280
Current portion of derivative instruments liability	5,108	6,512
Interest payable on convertible debentures	3,332	800
Dividends payable	5,184	5,242
Other current liabilities	10	752
Total current liabilities	70,477	53,247

Long term debt	214,527	224,081
Convertible debentures	137,376	139,153
Derivative instruments liability	17,011	5,513
Deferred income taxes	33,697	28,619
Other non-current liabilities	4,802	4,846

Shareholders’ equity
Common shares	544,647	541,917
Accumulated other comprehensive loss	(194)	(859)
Retained deficit	(163,299)	(126,941)
Noncontrolling interest	3,481	—
Total shareholders’ equity	384,635	414,117

Commitments and contingencies Subsequent events	—	—
Total liabilities and shareholders’ equity	$862,525	$869,576

Atlantic Power Corporation

Consolidated Statements of Operations (in thousands of U.S. dollars)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Project revenue:
Energy sales	$16,659	$14,090	$32,572	$30,015
Energy capacity revenue	23,195	22,112	46,389	44,224
Transmission services	7,729	7,708	15,373	15,416
Other	321	360	791	649
	47,904	44,270	95,125	90,304

Project expenses:
Fuel	15,771	12,627	31,928	27,588
Operations and maintenance	5,459	4,712	10,500	9,650
Project operator fees and expenses	983	758	1,902	2,031
Depreciation and amortization	10,071	10,588	20,142	21,254
	32,284	28,685	64,472	60,523

Project other income (expense):
Change in fair value of derivative instruments	992	469	(11,202)	360
Equity in earnings of unconsolidated affiliates	3,026	(982)	8,462	3,969
Interest expense, net	(4,308)	(4,816)	(8,719)	(9,320)
Other income, net	211	1,205	211	1,205
	(79)	(4,214)	(11,248)	(3,786)
Project income	15,541	11,461	19,405	25,995
Administrative and other expenses (income):
Management fees and administration	3,843	3,105	7,943	5,484
Interest, net	2,518	10,553	5,312	20,170
Foreign exchange loss	4,224	12,929	2,432	9,506
Other income, net	(26)	(14)	(26)	(30)
	10,559	26,573	15,661	35,130
Income (loss) from operations before income taxes	4,982	(15,112)	3,744	(9,135)
Income tax expense (benefit)	3,618	(4,383)	8,491	(2,649)
Net income (loss)	1,364	(10,729)	(4,747)	(6,486)
Net loss attributable to noncontrolling interest	(81)	—	(129)	—
Net income (loss) attributable to Atlantic Power Corporation	$1,445	$(10,729)	$(4,618)	$(6,486)

Net income (loss) per share attributable to Atlantic Power Corporation Shareholders:
Basic	$0.02	$(0.18)	$(0.08)	$(0.11)
Diluted	$0.04	$(0.18)	$(0.08)	$(0.11)

Atlantic Power Corporation

Consolidated Statements of Cash Flows (in thousands of U.S. dollars)

(unaudited)

	Six months ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(4,747)	$(6,486)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	20,142	21,254
Loss on sale of property, plant and equipment	—	333
Gain on step-up valuation of Rollcast acquisition	(211)	—
Earnings from unconsolidated affiliates	(8,462)	(3,969)
Distributions from unconsolidated affiliates	5,718	13,021
Unrealized foreign exchange loss	5,199	9,630
Change in fair value of derivative instruments	11,202	(360)
Change in deferred income taxes	7,416	564
Change in other operating balances
Accounts receivable	(953)	7,880
Prepayments, refundable income taxes and other assets	(481)	(5,859)
Accounts payable and accrued liabilities	(956)	(5,767)
Other liabilities	2,111	283
Cash provided by operating activities	35,978	30,524

Cash flows used in investing activities:
Acquisitions and investments, net of cash acquired	324	(3,000)
Change in restricted cash	280	347
Biomass development costs	(948)	—
Proceeds from the sale of property, plant and equipment	—	167
Purchase of property, plant and equipment	(1,520)	(933)
Cash used in investing activities	(1,864)	(3,419)

Cash flows used in financing activities:
Shares acquired in normal course issuer bid	—	(3,369)
Proceeds from revolving credit facility borrowings	20,000	—
Equity investment from noncontrolling interest	200	—
Dividends paid	(31,709)	(11,672)
Repayment of project-level debt	(9,141)	(6,414)
Cash used in financing activities	(20,650)	(21,455)
Increase in cash and cash equivalents	13,464	5,650
Cash and cash equivalents at beginning of period	49,850	37,327
Cash and cash equivalents at end of period	$63,314	$42,977

Supplemental cash flow information
Interest paid	$11,437	$29,162
Income taxes paid (refunded), net	$1,045	$651

Regulation G Disclosures

Cash Available for Distribution is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”) and does not have a standardized meaning prescribed by GAAP.  Management believes Cash Available for Distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.  A reconciliation of Cash Flows from Operating Activities to Cash Available for Distributions is provided below.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Adjusted EBITDA, earnings before interest, taxes, depreciation and amortization (including non-cash impairment charges), is not a measure recognized under GAAP and is therefore unlikely to be comparable to similar measures presented by other issuers and does not have a standardized meaning prescribed by GAAP.  Management uses Adjusted EBITDA at the Project-level to provide comparative information about project performance.  A reconciliation of Project Adjusted EBITDA to project income is provided on the following page.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other issuers.

Atlantic Power Corporation

Cash Available for Distribution

(In thousands of U.S. dollars, except as otherwise stated)

	Three months ended		Nine months ended
	June 30,		June30,
(unaudited)	2010	2009	2010	2009
Cash flows from operating activities(1)	15,139	12,171	35,978	30,524
Project-level debt repayments	(6,441)	(5,108)	(9,141)	(6,414)
Interest on IPS portion of subordinated notes(2)	—	8,365	—	16,078
Purchase of property, plant and equipment	(1,201)	(311)	(1,520)	(933)
Cash Available for Distribution	7,497	15,117	25,317	39,255
Interest on subordinated notes	—	8,365	—	16,078
Dividends on Common Shares	15,913	6,079	31,714	11,672
Total distributions to shareholders	15,913	14,444	31,714	27,750

Payout ratio	212%	96%	125%	71%

Expressed in Cdn$
Cash Available for Distribution	7,710	17,642	26,187	47,320

Total distributions to shareholders	16,556	16,561	33,083	33,234

(1)                         Beginning in the first quarter of 2010, changes in restricted cash in the consolidated statement of cash flows has been reported as an investing activity to reflect the use of the restricted cash in the current period. In previous periods, changes in restricted cash were reported as cash flow from operating activities. The prior period amounts have been reclassified to conform with the current year presentation. This reclassification does not impact the consolidated balance sheet or the consolidated statements of operations. We have changed the classification of restricted cash because the revised presentation is more widely used by companies in our industry.

(2)                         Prior to the common share conversion completed in November 2009, holders of Income Participating Securities (IPSs) received monthly cash distributions in the form of interest payments on subordinated notes and dividends on common shares.  Subsequent to the conversion, holders of the Company’s new common shares receive monthly cash distributions in the form of a dividend at the annual rate of Cdn$1.094, which amount is unchanged from the annual distribution rate before the conversion.

Atlantic Power Corporation

Project Adjusted EBITDA (in thousands of U.S. dollars)

	Three months		Six months
	ended June 30,		ended June 30,
(unaudited)	2010	2009	2010	2009
Project Adjusted EBITDA by individual segment
Auburndale	$10,431	$10,386	$19,802	$18,547
Lake	7,299	7,723	14,612	15,621
Pasco	1,002	901	2,417	2,869
Path 15	7,062	6,931	14,115	13,833
Chambers	4,141	(1,128)	10,129	5,024
Total	29,935	24,813	61,075	55,894

Other Project Assets
Mid-Georgia	—	628	—	1,386
Stockton	—	(1,259)	—	(1,114)
Badger Creek	774	512	1,510	1,732
Koma Kulshan	434	455	553	412
Orlando	1,870	2,136	3,671	3,975
Topsham	548	703	963	1,118
Delta Person	540	391	904	824
Gregory	1,428	1,113	2,283	2,271
Rumford	1	652	(7)	1,308
Selkirk	3,526	4,080	7,056	7,650
Other	(530)	(239)	(733)	(401)
Total adjusted EBITDA from Other Project Assets segment	8,591	9,172	16,200	19,161

Project income
Total adjusted EBITDA from all Projects	38,526	33,985	77,275	75,055
Amortization	16,596	17,422	32,982	35,005
Interest expense, net	6,097	8,487	11,878	15,613
Change in the fair value of derivative instruments	210	(2,321)	12,729	(589)
Other (income) expense	82	(1,064)	281	(969)
Project income as reported in the statement of operations	$15,541	$11,461	$19,405	$25,995